                                                                     EXHIBIT 99


FOR IMMEDIATE RELEASE                         [Logo of Westfield America, Inc.]
JULY 31, 1998


FOR MORE INFORMATION,
PLEASE CONTACT:
RANDALL J. SMITH, (310) 445-6822
WEBSITE: www.westfieldamerica.com
         ------------------------


                 WESTFIELD AMERICA, INC. (NYSE: WEA) ANNOUNCES
            ACQUISITION OF THE FIRST TWO TRIZECHAHN SHOPPING CENTERS


Los Angeles, CA, July 31, 1998 -- Westfield America, Inc. today announced that it has acquired a 50% interest in Valley Fair, located in San Jose, CA and a 100% interest in University Towne Center, located in San Diego, CA for $332 million. The acquisition of these centers expands our market position in the West Coast to 13 shopping centers.

Valley Fair is a super regional shopping center with 1,138,000 square feet located in San Jose, CA. The center is anchored by Nordstrom and Macy's. Valley Fair has 161 upscale specialty stores including Coach, Crate & Barrel, Godiva, Liz Claiborne, Polo/Ralph Lauren, Pottery Barn, Talbot's and Williams-Sonoma. Valley Fair is one of the most successful shopping centers in the United States with total annual sales exceeding $500 million and specialty store sales per square foot of $634.

University Towne Center is an open-air super regional shopping center with 1,033,000 square feet located in San Diego, CA. The center is anchored by Nordstrom, Robinsons-May, Macy's and Sears. University Towne Center has 148 primarily upscale specialty stores including Ann Taylor, bebe, Crate & Barrel, Eddie Bauer, Laura Ashley and Williams-Sonoma Grande Cuisine. The center is well positioned along Interstate 5 and serves the affluent beach communities north of San Diego and the immediate University City and LaJolla market. Total annual sales are more than $300 million with specialty store sales per square foot of $373.

Peter Lowy, President, said, "Valley Fair and University Towne Center are the first two centers that we are acquiring in the Hahn portfolio. Today, Westfield also assumed management responsibilities for all of the Hahn centers it is acquiring. Subsequent closings will follow with the final closing scheduled to occur before the end of the year. Both Valley Fair and University Towne Center are premier centers in each of their markets and enhance our existing portfolio."

Westfield America, Inc. (NYSE: WEA), a real estate investment trust, is one of the nation's leading owners of regional retail centers. With this acquisition, the company owns interests in 28 major shopping centers, and after the TrizecHahn acquisition, assuming that all of

TrizecHahn properties are acquired, the Company will have interests in 37 major shopping centers, encompassing 34.4 million square feet in the states of California, Colorado, Connecticut, Maryland, Missouri, New York and Washington.


                                       2